Exhibit 99.2

TESSCO Technologies, Inc.
Q3 2015 Conference Call Script
8:30 a.m. EST
January 16, 2015

Operator
Good day, ladies and gentlemen, and welcome to the third quarter 2015 TESSCO Technologies, Incorporated earnings conference call. My name is Matthew and I will be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question and answer session toward the end of this conference. (Operator Instructions). And now, I would like to turn the call over to Andrew Blazier, with Sharon Merrill. Please proceed.

Andrew Blazier, Sharon Merrill Associates

Good morning, everyone, and thank you for joining TESSCO Technologies' third-quarter 2015 conference call. Joining me today are Robert Barnhill, TESSCO’s Chairman and Chief Executive Officer, and Aric Spitulnik, the Company’s Chief Financial Officer.

Please note that management's discussions today will contain forward-looking statements about anticipated results and future prospects. Forward-looking statements involve a number of risks and uncertainties and TESSCO's results may differ materially from those discussed today. Information concerning factors that may cause such a difference can be found in TESSCO's public disclosure, including the company's most recent Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

With that introduction, I would like to turn the call over to Bob Barnhill, TESSCO’s Chairman and CEO. Bob?

Robert B. Barnhill, Jr., CEO, TESSCO Technologies

Thank you, and good morning. Thank you all for joining us today on such short notice. Our earning release and thus, this call, are earlier than usual, in order to communicate our results to you as soon as possible.

I’ll give you a summary and then Aric and I will give you more details.

In summary, our results this quarter were disappointing. Our lower-than-expected third-quarter earnings were largely the result of 2 primary factors: First, our carrier-based sales, which includes carriers, contractors, tower owners and some commercial resellers, declined dramatically in the third quarter, even more than we had expected. And secondly, we experienced higher than normal freight-in, and excess and obsolete inventory expenses. In addition, we were not able to recognize significant revenue from a particular customer order, all of which accounted for a $0.14 per share negative earnings impact.

We continue to invest in our growth initiatives, while optimizing our organization and leadership, and reducing our operating expenses. Our value proposition and strategies are sound, and we are well positioned to capitalize on the future carrier builds and the overall opportunities being created by the convergence of wireless and the Internet.

Now let me explain more of “what’s happening and what are we doing” to regain profitable growth. I will discuss three areas: The continued decline of purchases from our cellular carrier customers; the growth of our Private System Operator and Retail customers; and our strategic growth initiatives and organizational changes.

Aric will then discuss the gross profit and operating margin decline; reducing  fixed expenses; TESSCO’s financial strength; and our outlook.

The first area is critical: what is happening to our carrier organization customers. Sales to our carrier, tower owner and contractor customers experienced a 44% sequential decline this quarter, and sales to our commercial reseller customers, doing work for the carriers, experienced a 16% sequential decline. The slowdown in carrier spending on 4G-LTE and DAS infrastructure builds was even more significant than we anticipated. We had believed that the carrier spending had come close to bottoming out after the end of our fiscal second quarter, but it did not.

We believe the carriers have been prioritizing their capital budgets, as they have spent $45 billion for frequency in the fourth quarter FCC auctions. They will return to aggressively building new infrastructure in order to utilize and monetize their licenses, delivering coverage and bandwidth to their customers. Competitively, all the carriers have a very strong incentive to accelerate their deployments.

While we are not projecting any significant acceleration of our carrier sales in our fourth quarter, we do believe that their spending, specifically around upgrading cell-sites, will pick up as we begin our new fiscal year in April. DAS is more uncertain, and we don’t currently expect to see a rebound in carrier DAS spending until after mid-year.

To regain our growth in the carrier space, and to enhance our position to capitalize on a rebound, we have augmented our leadership team, added experienced business development executives and realigned the organization to build deeper relationships and more effective product and supply chain solution selling.

Ted Winslow, Vice President, has assumed the role of Market Director for our Carrier Organization Unit. Ted is a senior sales and business development leader with more than two decades of experience. He has a proven track record of achieving exceptional results through the development of strategic relationships with all levels of client organizations. Ted joined TESSCO in May 2014 and was previously with Cadmus Communications and Specialty Packaging Products. His accountability is to guide the sales team to better serve decision-makers within the carrier organizations. Under Ted’s leadership, and our focus on product & supply chain solution selling, we believe we are well positioned to improve our market share and drive growth when the market rebounds.

The second topic is the Private System Operator and Retail growth. Our major priority is to continue to invest in and pursue the new opportunities emerging in the Industrial and Enterprise Private System Operator market. We are making excellent progress – revenues grew 22% over last year’s third quarter. However, there has been some gross margin compression, which Aric will address shortly, but we are pleased with the growth in the opportunities we are seeing and expect continued growth.

Retail has also performed well this year, growing 19% over last year’s third quarter. New products, and the iPhone 6 and other smart phone launches, and our training and procurement assistance offerings – have generated new customers and sales. While these two markets are growing, their contribution was not significant enough to offset the weakness in the carrier, commercial reseller and government markets.

The third key area that I want to review with you is our strategic growth initiatives and organizational changes. We continue to invest in talent and technology, while improving efficiency, reducing expenses and optimizing our organization and leadership. As we have discussed, we have several important strategic growth initiatives underway. We have made considerable progress, but it is taking more time than expected for these initiatives to generate the full benefits we expect.

We are now prioritizing three key initiatives to speed execution and reduce costs. The first is transitioning from reactive selling, to proactive, end-to-end solution selling. We believe this model will improve the customer experience while growing customer relationships, cross-sells and overall sales. To accelerate the transition and better capitalize on market opportunities, we have appointed Mark Wymer, Vice President, to be head of the entire Market Development and Sales group, and to be a member of our Senior Leadership Executive Team, reporting directly to me. Mark is tasked with developing market strategy and leading the sales organization to meet the corporate growth targets. Mark joined in May 2014 and was previously with AOL and Hughes Network Systems. Mark has an extensive background – excuse me -- in business development and marketing operations, with a proven track record of business growth.

The second key initiative is to expand our offering to architect and deliver the knowledge and end-to-end product and supply chain solutions that enable our customers to build, use and maintain voice, data and video systems. Today, we are also exploring new systems to support within our remote monitoring and control area, tank and fleet monitoring and asset tracking. Within our mobile device performance area, we are expanding into the home automation and mobile device privacy through encryption.

Our objective is to assure that we have the right products from the leading manufacturers to build the end to end solution for these systems. As we seek new manufacturer partners, they could also be complementary acquisitions, and/or organic growth opportunities for Ventev, our proprietary product unit – which designs and manufactures unmet needs.

In addition to expanding the systems we support and the products we offer, we focus on deepening and broadening our relationships with our manufacturing partners. During the past few months, new opportunities with two important partners have emerged. Our largest vendor, Commscope, has reduced its wireless distribution base, naming TESSCO as one of its four preferred U.S. wireless distributor partners. We expect this to present us with the opportunity to gain share from those distributors who no longer offer Commscope products. In addition, Samsung selected TESSCO as its primary partner to market and offer their mobile device accessories to our enterprise customers. These growing relationships demonstrate the value we provide to both our customers and our manufacturing partners, and we expect them to yield long-term benefits.

The last initiative I want to review is the expansion and enhancement of our digital marketing system – which includes TESSCO & Ventev.com, and the 121 Communication and Opportunity Creation, and the Sales Guidance systems. This entire system is improving the customer experience, and providing TESSCO with new opportunities and enhanced productivity. Results from this system are emerging, and we expect to see increasing benefits from this initiative on a daily basis.

To better execute our digital and online efforts, as well as traditional marketing, we have reorganized the Strategic Marketing group and appointed Craig Oldham, Vice President, as the group’s head and as a member of our Senior Leadership Executive Team, reporting directly to me. Craig has brought leadership to the marketing organization and gained momentum in transforming our digital experiences and capabilities. He has a proven track record developing ecommerce platforms with integrated marketing and advertising programs built on consumer insights and competitive differentiators. Craig joined TESSCO in March 2014, and has extensive experience across the telecommunications, insurance and financial services industries, having previously been at SprintPCS, Ameritech (now AT&T), Allstate, Zurich Financial Services and the American Red Cross.

So, I will now turn it over to Aric to continue the discussion. Aric?

Aric Spitulnik, CFO, TESSCO Technologies, Inc.

Thanks, Bob.

As Bob mentioned, the public carrier revenues were way down this quarter, however excluding that market, overall revenues did increase 5 percent. Along with the softness in the carrier space, we saw declines in gross profit and operating margins.

Gross profit margin was down compared to last year’s third quarter, declining from 24.9% to 24.1%.

We experienced higher freight-in costs this quarter primarily associated with our Ventev products. These costs resulted from labor and capacity issues with the West Coast ports, as well as a constrained supply of iPhone connectors that are used in our chargers.

The increase in inventory write-offs and reserves is due in part to some aging inventory relating to the carrier slowdown and cell phone cases associated with older phone models. While both of these inventory categories are excess, we believe we will sell through the vast majority of it, but possibly at reduced sale prices.

Outside of these two issues, our gross margin was essentially flat. However, we did see some variations within each individual market caused by product mix. Going forward, our focus is squarely on selling complete solutions, so that lower-margin products like DAS and test equipment are offset by sales of higher-margin products that we expect to accompany them. We are also intensely focused on ensuring that we are compensated for the complete value that we deliver.

Operating margins also were lower than historical levels. The lower gross profit and gross margin, combined with the higher talent and technology investments we have been making, reduced this quarter’s operating margin to 2%, compared with 4.9% in last year’s third quarter.

In order to combat the higher expenses and lower margins, we have undertaken efficiency and cost-reduction efforts. We are aggressively evaluating our business to identify unproductive or unnecessary activities and resources. We have been taking, and continue to take, steps to address these areas, including cost cutting, process improvements and exiting unprofitable initiatives.

At the same time, we are ensuring that we have the right mix of talent and experience in our sales, marketing and fulfillment engine to drive long-term, profitable growth.

As a result of these efforts, we expect to see net future cost savings of 3% to 5% from our current fixed expense levels, beginning in fiscal 2016. This would equate to approximately 20 to 30 cents [corrected] of annual earnings per share.

Despite the soft market, our financial position is very strong. Last quarter, we discussed a large inventory balance related to one tower owner customer. We were hoping to monetize that inventory this quarter and possibly recognize the revenue related to the sale. We did in fact receive payment for the inventory.  However, the customer has requested that the inventory remain in our facility until they are ready to deploy it. Due to the accounting rules in this area, we are unable to recognize revenue on this transaction until the inventory is shipped.  We now expect that to occur sometime after the beginning of fiscal 2016.

Due in part to the cash received from that transaction, we generated $13.6 million in cash from operations during the third quarter. We also have reduced both inventory and receivables by approximately $17 million. Cash on hand was $9.5 million, with no operational debt. We did buy back approximately 150,000 shares of stock for about $4.3 million during the quarter. We remain committed to returning value to our shareholders through our dividend, and accordingly, the dividend will continue at $0.20 per share with a record date of February 4th and a payment date of February 18th.

Turning to our outlook and guidance for the remainder of the fiscal year, due to the continued softness in the carrier space, we do not expect the carriers to renew spending until early in our 2016 fiscal year. Accordingly, we expect to see a decline in overall fourth quarter revenues year-over-year. As a result of the challenging business environment, and the short-term costs associated with some of the expense reduction efforts that are underway, we are not providing specific earnings guidance for the fiscal fourth quarter, and we are withdrawing our fiscal 2015 guidance.

We would also note that our fourth quarter is traditionally our seasonally weakest of the year, so we are expecting an earnings decline from the third quarter. We fully expect to issue earnings guidance for fiscal year 2016 when we release our full-year fiscal 2015 results.

While the carrier slowdown has had a significant impact on our results this year, we are taking the right actions and we are executing the rights strategies to build long-term profitable growth.

Thank you for your continued support of TESSCO. Operator, we will now open the call for some questions.

Questions and Answers
Operator: (Operator Instructions) And the first question comes from the line of Anil Doradla of William Blair. Please proceed.

Matt Farrell, William Blair: Hey guys, it’s Matt Farrell on for Anil. Could you please provide a little bit more color on the slower spending by the carriers and is it still the same particular customer that you guys had discussed in the last earnings calls?

Robert B. Barnhill, Jr.: Yeah, we are focused on that one customer with the DAS product, as well as new builds. If you look at the overall pullback, it’s basically AT&T stopped its spending mid-year. Sprint did the same, whereas Verizon and T-Mobile continued. We have a good presence with both. We are also part of this reorganization. We’ve built a totally dedicated team for Verizon and we have a great sales leader that is from Verizon that is driving the Verizon customer segment. We have business from all of the carriers, and remember, it’s a huge ecosystem, that you’ve got the contractors, as well as the tower owners, as well as the carriers on a direct basis. And we know we’re going to do some great things with all of these companies when they really start then. One of the executives told me that they were “keeping their powder dry” as they continue to go into the auctions for the spectrum, so everybody was very tentative in terms of how they allocated their capex expenses.

Matt Farrell: Okay. And kind of a follow up to that – as we move into fiscal ’16, and you see the spending start to pick up at the carriers, at what rate would you expect the spending to return? Kind of going back to historical rates or more accelerated rate, since they haven’t been spending recently?

Robert B. Barnhill, Jr.: That’s the real challenge. They are already starting to release contracts with some of the contractors to do the work. But as they tell us, they’re still in the dark in terms of when the builds are going to begin. They have to do some of this construction. They didn’t buy all this stuff to sit on it. As I mentioned in the call, competitively, they have to start to move out. We’ve seen cyclicality with the carriers over the years that we’ve been doing business with them, but never as dramatic as this has been. [Cough] Excuse me, I’m coming off the flu. I think we’ll see they’re getting their plans together, but as we mentioned, I don’t think we’re going to see a whole lot of growth in this fourth quarter.

Matt Farrell: Okay. And then kind of moving over into the retail segment, the partnership with Samsung. How do you see that playing out in fiscal ’16? Is that a revenue opportunity similar to that you see with the iPhone and Apple products, or is that a much larger opportunity as you start to move through the process of the partnership?

Robert B. Barnhill, Jr.: It’s going to be a part of the whole offer. The thing that we’re excited about is that they’re focused on the enterprise in addition to retail. That’s what we’re trying to do is take our accessories into the enterprise market, as well as into the retail market. With the focus of Samsung, their marketing, their efforts, it’s really going to aid us going into that market space.

Aric Spitulnik: This particular transaction will show up in our private systems operators market. It’s not a retail play because it’s going after the end users and not through a retailer.

Matt Farrell: OK. And then, in regards to the reduction in fixed expense levels in 2016, just to clarify, is that 3-5% reduction in total expenses, or is that in terms of a percentage of revenue? How should we look at that as we move forward?

Aric Spitulnik: One clarification: I think I misspoke and said 20-30%. It’s 20 to 30 cents, 3 to 5%.

Matt Farrell: OK.

Robert B. Barnhill, Jr.:  Yeah, that’s worth reiterating.

Aric Spitulnik: I think, to answer your question, the 3 to 5% is on fixed expenses, which is not all of our expenses. We’ve got certain variable expenses around compensation and some other things. It’s around a $90 million, give or take, base that we’re looking at for this year of fixed expenses if you pull those out.

Matt Farrell: After or before you pull that 3-5% out, or before you pull the 3 to 5% out?

Aric Spitulnik: The base of fixed expenses is about $90 million so if you take 3 to 5% of it out.

Matt Farrell: Alright. That makes sense. And then, touching on the margins. As you see the carrier spending return in 2016, how should we look at gross margins moving throughout the fiscal year?

Aric Spitulnik: So, as the carriers begin to pick up, which we’ll probably see a ramp but not a huge ramp, as Bob was kind of alluding to there. The carriers are definitely a lower-margin business for us. At the same time, the private systems, which is really where we’re attacking even harder, that’s a higher-margin business for us. We can see the two of those offset and it usually does, that’s what it comes down to - the product mix. Private systems was a little bit lower than it has been because they were buying all that test equipment. It just happened to be what some of the bigger deals were this quarter and that can change from quarter to quarter. We always see some significant fluctuations just based on product mix. But in general, what we’re looking at is private systems increasing will offset the decline in the margin if the carriers are increasing.

Robert B. Barnhill, Jr.: It’s also important that this year, a lot of our sales have been DAS-oriented, and DAS is really a lower margin. The LTE builds had slowed and then really pulled back. So as the LTE comes in first, the margin is higher for the LTE builds than it is for DAS. At the same time, the DAS business is still very good. High-dollar, but the margins are lower.

Aric Spitulnik: Right.

Matt Farrell: Alright. Well, guys, that’s all the questions I had. Thanks for answering them.

Robert B. Barnhill, Jr.: Thanks, Matt.

Aric Spitulnik: Alright, thanks.

Operator: We have a question there from David Kerdell of Brahman Capital. Please go ahead.

David Kerdell, Brahman Capital: When did you become a Commscope preferred supplier, and when did that begin to take affect for you guys? And can you talk about the criteria used to select the preferred supplier list?

Robert B. Barnhill, Jr.: We’ve been a Commscope partner for some time. This reduction of the distributor base was announced a couple of months ago but then effective what, January 1?

Aric Spitulnik: Yeah, around the first of the year.

Robert B. Barnhill, Jr.: So, we’re just now, as we said, we have the opportunity, that that business that was going through the distributors that are no longer, is sizable. Obviously, it’s going to be shared with the remaining four distributors, but hopefully, we’ll get a bigger share.

David Kerdell, Brahman Capital: Gotcha. Thank you.

Operator: Thank you for your questions. I would now like to turn the call over to Bob Barnhill for some closing remarks.

Robert B. Barnhill, Jr.: Good, thank you. While disappointed with our third-quarter results, our value proposition and our strategies are sound, and our foundation, capabilities and capacity is strong. We are well positioned to capitalize on a rebounding carrier market and the overall opportunities being created by the convergence of wireless and the Internet.

We look forward to executing our initiatives and completing the changes in the fourth quarter, and entering the new fiscal year with the expectation of growth.
I really thank you for being on the call today and thank you for your continued support. I look forward to sharing great news in a couple months. Thank you.

Operator: Thank you for joining today’s conference, ladies and gentlemen. This concludes today’s presentation. Good day.